Exhibit 11.1


			Triad Systems Corporation
		   COMPUTATION OF EARNINGS PER SHARE
  For the Three and Nine Month Periods Ended June 30, 1995 and 1994


					Three Months Ended  Nine Months Ended
					       June 30,           June 30,
(Amounts in thousands except
 per share data)                           1995     1994       1995     1994
					 -------  -------    -------  -------

Calculation of number of shares
 entering into computations

  Weighted average shares outstanding 17,079 13,167 17,123 12,838 Assumed conversion of preferred
   stock and exercise of warrants           ----    3,137       ----    3,137
					 -------  -------    -------  -------
					  17,079   16,304     17,123   15,975

  Net effect of dilutive stock options
   and warrants based on the average
   stock price                               763    1,118        820    1,448
					 -------  -------    -------  -------

Average primary shares outstanding        17,842   17,422     17,943   17,423

  Net effect of dilutive stock
   options and warrants based on the
   ending stock price                         72     ----         85     ----
					 -------  -------    -------  -------

Average fully diluted shares
 outstanding                              17,914   17,422     18,028   17,423
					 =======  =======    =======  =======


Income before extraordinary charge        $1,594   $2,201     $5,468   $4,641
  Net interest costs associated with
   assumed retirement of debt               ----        7       ----       63
					 -------  -------    -------  -------
Adjusted income before extraordinary
 charge                                    1,594    2,208      5,468    4,704

  Extraordinary charge on repurchase
   of debt, net of taxes                    ----      143        153      143
					 -------  -------    -------  -------

Adjusted net income                       $1,594   $2,065     $5,315   $4,561
					 =======  =======    =======  =======

Earnings per share
  Primary
     Income before extraordinary
      charge                               $0.09    $0.13      $0.31    $0.27
     Net income                            $0.09    $0.12      $0.30    $0.26

  Fully diluted
     Income before extraordinary
      charge                               $0.09    $0.13      $0.31    $0.27
     Net income                            $0.09    $0.12      $0.30    $0.26
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